EXHIBIT 23.1

                          [KPMG LLP LETTERHEAD]


CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Global Industrial Services Inc.

We consent to the use of our report dated March 15, 2002, with respect to the consolidated balance sheet of Global Industrial Services Inc. as of December 31, 2001 and the consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year then ended, which report appears, and is incorporated herein by reference, in the December 31, 2001 annual report on Form 10-KSB of Global Industrial Services Inc.

Our report dated March 15, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations, has a working capital deficiency and is in default on certain debt payments which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/KPMG LLP

Chartered Accountants
Victoria, Canada

May 23, 2002